CERTIFICATE OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                           RISING FORTUNE INCORPORATED

                                     * * * *

       Pursuant to the provisions of the Nevada Revised Statutes, RISING FORTUNE INCORPORATED, a Nevada corporation, adopts the following amendments to its Articles of Incorporation:

       1. The undersigned hereby certify that on the 19th day of November, 2003, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolutions was duly adopted by the Board of Directors:

              BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority or the voting power of the outstanding stock of the corporation for the following purpose:

              To amend Article One to change the name to:  MAXIMUM
              AWARDS, INC.

              To amend Article Four too provide for 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

              2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the shareholders holding 474,800 shares of the 757,950 shares issued and outstanding of RISING FORTUNE INCORPORATED gave their written consent to the adoption of the amendments to the Articles of Incorporation as follows:
Article One to change to corporation's name and Article Four to change the corporation's capital stock as follows:


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       ARTICLE ONE. [NAME]. The name of the corporation is:

                           RISING FORTUNE INCORPORATED

       ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have the authority to issue an aggregate of ONE HUNDRED TEN MILLION (110,000,000) shares of Stock, par value ONE MILL ($0.001) per share, divided into two (2) classes of stock as follows:

       1. [COMMON STOCK] ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value ONE MILL ($0.001) per share. The Common Stock will elect and directors and all other corporate matters.

       2. [PREFERRED STOCK] TEN MILLION (10,000,000) shares of Preferred Stock, par value ONE MILL ($0.001) per share. This class of stock will have such rights as are granted by the Board of Directors.

       All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any preemptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

       The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

       Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.


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

       3. The proposals to amend Article One and Article Four were adopted by 474,800 shares of the 757,950 shares outstanding.

       IN WITNESS WHEREOF,  the undersigned being the President and Secretary of
RISING  FORTUNE  INCORPORATED,  a  Nevada  corporation,   hereunto  affixes  her
signatures this 19th day of November, 2003.

                                        RISING FORTUNE INCORPORATED

                                        By: ________________________________
                                              Cecil Ann Walker, President


                                        By: ________________________________
                                              Cecil Ann Walker, Secretary







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